EXHIBIT 99.1
Coleman Cable, Inc. to acquire Copperfield, LLC
Waukegan, Illinois — March 11, 2007
Coleman Cable, Inc. (NASDAQ: CCIX) (“Coleman Cable”) and Copperfield, LLC (“Copperfield”) announced today that Coleman Cable has agreed to acquire all of the equity interests in Copperfield for $213 million in cash. Management believes that the Coleman Cable-Copperfield combination will result in one of the premier U.S. based manufacturers of electrical and electronic wire and cable products.
Copperfield, currently majority owned by Spell Capital Partners, is one of the largest private fabricators and insulators of copper electrical wire and cable in the United States. Copperfield sells its wire and cable products to industrial distributors and OEMs which operate in a diversified set of end markets including electrical, recreational vehicle, transportation, appliance and welding cable sectors. Copperfield estimates that its revenues and EBITDA for the twelve months ended December 31, 2006 will be approximately $520 million and $35.3 million, respectively. The strategic acquisition of Copperfield broadens the scope of Coleman Cable’s product offering, further strengthens its strategic relationships with industrial distributors and increases Coleman’s end-market diversity.
Coleman Cable anticipates meaningful expense synergies from the realignment of the combined company’s manufacturing footprint and the expected purchasing opportunities resulting from the combination. Excluding expense synergies, Coleman Cable expects the acquisition of Copperfield to be accretive to earnings per share for 2007. Coleman Cable intends to use debt financing to consummate the acquisition. The transaction, which is subject to customary closing conditions and approval by necessary regulatory authorities, is expected to be completed during the second quarter of 2007.
“Copperfield is an excellent strategic fit and a logical step in the continued growth and development of our business,” said Gary Yetman, CEO of Coleman Cable. “This transaction represents a unique opportunity to acquire a preeminent industry player and seasoned management team that will significantly enhance Coleman Cable’s position as a leading provider of wire and cable products in numerous niche industrial end markets.”
Richard Carr, Copperfield’s CEO, stated: “The entire Copperfield family welcomes the opportunity to join forces with Coleman Cable. Our new platform will enhance the value proposition of both organizations and provide our diverse customer base with an even greater variety of products and services. Mike Frigo, Copperfield’s COO, and I look forward to continuing our roles with the new company and being part of this exciting transaction.”
Coleman Cable plans to have a conference call with its investors to discuss the Copperfield acquisition in early April, shortly after the closing.

Wachovia Capital Markets, LLC is serving as Coleman Cable’s financial advisor for the acquisition. William Blair has provided a fairness opinion. Mayer, Brown, Rowe & Maw, LLP, is acting as the company’s legal advisor. Lincoln International LLC is serving as Copperfield's exclusive financial advisor and Fredrikson & Byron P.A. is acting as legal advisor to Copperfield and to Spell Capital Partners.
Forward-Looking Statements
This press release contains, in addition to statements of historical fact, certain forward-looking statements. These forward-looking statements involve risk and uncertainty. Actual results could differ from those currently anticipated due to a number of factors including those mentioned in documents filed with the SEC by Coleman Cable, Inc. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. There can be no assurance as to the timing of the closing of the acquisition, or whether the acquisition will close at all, or that the expected synergies and cost savings will be realized. Factors that could cause results to differ from expectations include the level of market demand for the products of Coleman Cable and Copperfield, competitive pressures, economic conditions in the U.S., price fluctuations of raw materials, environmental matters, unknown or unforeseeable events or developments at Copperfield and other specific factors discussed in the Coleman Cable annual report filed with the SEC on Form 10K on March 22, 2006. The financial information about Copperfield is based on preliminary estimates, has not been audited and is subject to change upon completion of the audit. Coleman assumes no responsibility to update any forward-looking statements as a result of new information or future developments.
About Coleman
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, and electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman is the preferred choice of cable and wire users throughout the world.
About Non-GAAP Financial Measures
EBITDA means earnings from continuing operations before net interest, income taxes, depreciation, and amortization. Other companies may define EBITDA differently and, as a result, Copperfield’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Copperfield’s estimated 2006 EBITDA results from the addition to Copperfield’s 2006 net income ($15.8 million) of the following amounts: interest ($12.7 million), taxes ($0 million, as a result of its LLC status) and depreciation and amortization ($6.8 million). EBITDA included in this release should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance or cash flows from operating activities in accordance with GAAP as a measure of liquidity.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
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Source:
Coleman Cable, Inc.
For more information, visit: www.colemancable.com
Media contact:
Richard N. Burger
Executive Vice President, CFO, Secretary and Treasurer
Coleman Cable, Inc.
847-872-2300